UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On December 21, 2010, Peet’s Coffee & Tea, Inc. (the “Company”) entered into a credit agreement with Wells Fargo Bank, National Association (the “Bank”).  The credit agreement provides for a $50 million revolving line of credit, the proceeds of which will be used for general corporate purposes, including funding working capital, capital expenditures, share repurchases and other needs. This credit agreement replaces the Company’s agreement with the Bank that matured on December 1, 2010.

The Company’s obligations under the line of credit are unconditionally guaranteed by Peet’s Operating Company, Inc. in the principal amount up to $50 million.  The line of credit has a maturity date of maturity date of December 1, 2013.

Amounts drawn under the credit agreement will bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate, determined on a daily basis, per annum of the Daily One-Month LIBOR Spread above the rate of interest equal to LIBOR then in effect for delivery for a 1 month period, or (ii) at a fixed rate per annum of the Fixed LIBOR spread above LIBOR in effect on the first day of the applicable period commencing on a business day and continuing for 1, 3, or 6 months, as designated by the Company. The Daily One-Month and Fixed LIBOR spreads are based upon the Company’s leverage ratio calculated for the most recent quarter as follows:

Leverage Ratio	Daily One-Month LIBOR or Fixed LIBOR Spread
Greater than 2.00 to 1.00	1.50%
Less than or equal to 2.00 to 1.00	1.00%

The credit agreement contains customary affirmative and negative covenants.  The credit agreement also includes financial covenants that require the Company to maintain a specified leverage ratio and a minimum amount of net income.  The credit agreement includes customary events of default that permit the Bank to accelerate the Company’s outstanding obligations, including nonpayment of principal, interest, fees or other amounts, violation of covenants, failure to make any payments when due with respect to certain other debt or certain failures to comply with the terms of such other debt, entry of certain judgments, inaccuracy of representations and warranties, occurrence of any event or condition that has a material adverse effect, and upon the occurrence of bankruptcy and other insolvency events and certain events relating to a dissolution or liquidation of the Company or Peet’s Operating Company, Inc.

The above description is merely a summary and is qualified in its entirety by the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01.           Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Credit Agreement by and between Peet’s Coffee & Tea, Inc. and Wells Fargo Bank, National Association, dated December 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: December 21, 2010	By:	/s/Tom Cawley

Thomas P. Cawley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement by and between Peet’s Coffee & Tea, Inc. and Wells Fargo Bank, National Association, dated December 21, 2010.